EXHIBIT (s)(ii)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Cohen & Steers Real Estate Opportunities and Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid(1)(2)	Equity	Common Shares, $.001 par value	457	(o)	2,850,000	$20.00	$65,000,000.00	.0000927	$6,025.50
Fees Previously Paid(2)	Equity	Common Shares, $.001 par value	457	(b)	19,500,000	$20.00	$390,000,000.00	.0000927	$36,153.00

Carry Forward Securities
Carry Forward Securities	—	—	—		—		—			—	—	—	—
Total Offering Amounts							$390,000,000		$36,153.00
Total Fees Previously Paid									36,153.00
Total Fee Offsets									—
Net Fee Due									$0

(1)	Estimated solely for the purpose of determining the registration fee.
(2)

Registrant has previously submitted filing fees in an amount sufficient to register $390,000,000 in Common Shares. This Amended and Restated Fee Exhibit is being filed to revise the previously filed Fee Exhibit, which was filed with the Commission on February 23, 2022 (SEC Accession No. 0001193125-22-048921) as Exhibit (s) to Registrant’s Registration Statement on Form N-2 (333-258180; 811-23720).